Exhibit 99.3

Reebok Employee Q&A

1.              Why are adidas and Reebok combining?

We believe that this is a once-in-a-lifetime opportunity to combine some of the most respected well-known brands in the worldwide sporting goods industry.  adidas and Reebok are energetic and growing companies with a shared commitment to innovation and sport performance, and sports lifestyle.  Together, we will achieve an even better geographic reach and create a footwear, apparel and hardware offering that addresses a broader spectrum of consumers and demographics.

2.              Who is adidas?

The adidas brand is one of the most widely recognized in the world and its products are based on award winning technology and range from shoes, apparel and accessories for basketball, soccer, running and training to adventure, trail and golf.  adidas has a strong presence across a diverse range of teams, athletes, events and leagues, including the 2006 FIFA World CupTM, the Beijing 2008 Olympics, and MLS.  adidas’s endorsement contracts include many of the world’s elite teams such as Real Madrid, Milan AC, the NY Yankees and nine national Olympic teams, and athletes, such as David Beckham, Tracy McGrady and Sergio Garcia to name a few.  adidas, like Reebok, has a passion for sports and a strong commitment to innovation as evidenced by its 700 patents and other industrial property rights worldwide.

In 2004, adidas achieved sales of € 6.5 billion and posted a record net income of € 314 million.  adidas is traded on the German Stock Exchange (DAX), and has its global headquarters in Herzogenaurach, Germany and its North American adidas headquarters in, Portland, Oregon.  adidas has 17,023 employees worldwide.

3.              How will this transaction affect employees?

This is an outstanding transaction that affords us with both compelling strategic and financial benefits.  Over the long-term, employees will benefit by being part of a larger, more diversified organization.  We expect the combination to result in added opportunities, including additional career development and advancement opportunities as the combined company grows.  In the short-term, however, and until the transaction closes, we remain competitors and during this time it should be business as usual.

4.              How long before the transaction closes?

The transaction is subject to customary closing conditions and regulatory approvals as well as approval by Reebok’s shareholders.  Paul and Phyllis Fireman collectively own approximately 17% of Reebok’s outstanding shares and have agreed to vote their shares in favor of the transaction.  We believe that the transaction will close in the first half of 2006.

5.              What can employees expect in the interim?

Until the transaction closes, adidas and Reebok remain competitors.  During this time, we should all focus our efforts, as we have in the past, on serving our customers and executing against our strategic plan.  Each company must continue to operate on its own until the transaction has closed.  We will make every effort to keep you up to date on developments and progress throughout the approval process.

6.              Will there be any layoffs as a result of the transaction?

This transaction is about growing the combined entity, and adidas does not anticipate significant workforce reductions.  It’s important to remember that the collective talents of adidas and Reebok will make the combined company not just bigger but better – and we expect there to be increased opportunities for our employees as we move forward and grow together.

7.              What happens to each company’s sales force?

While it’s premature to speculate about those specifics now, both companies recognize the importance of a strong sales team and will take the appropriate steps to ensure that our customers continue to receive the superior levels of service that they have come to expect.  The experiences and insights of Reebok’s employees will play a central role in the continued development of the new Group both in North America and internationally.

8.              Will there be new opportunities for both company’s employees in terms of jobs and relocation?

We believe that the combined Group will offer an exciting future for our employees, including additional career development and advancement opportunities as the new organization grows.  However, we do not anticipate that a significant portion of our current workforce will be requested to relocate.

9.              What happens to employee’s benefits and compensation?

We remain committed to providing employees with a comprehensive and competitive benefits package that will allow us to attract and retain the talent we need to successfully drive the business forward.  We expect no major changes in the short-term.  When you combine two companies, you expect some similarities and differences between programs.  As we review these programs following the close of the transaction there may or may not be opportunities to combine plans.  We will inform you well in advance of any changes.

10.       What happens to employee’s stock options?

Upon the closing of the transaction, all unvested stock options and shares of restricted stock will be accelerated.  You will receive in cash after the closing the difference between the strike price of all your options and the offer price.  In addition, you will be paid out for the formerly restricted shares and any shares you may own from the Employee Stock Purchase Plan or obtained in the market at the offer price.  During the interim, employees will still be able to exercise any vested stock options.  All of these amounts will, of course, be subject to taxes.

11.       What about our Employee Stock Purchase Plan (ESPP)?

Reebok will continue to run the program as it has in the past for all those currently enrolled in the ESPP through December 31, 2005.  Therefore, those eligible employees will be able to continue with their payroll deductions until year-end and obtain shares of Reebok stock at the close of the period.  The purchase price will be at the lower of 85% of the fair market value on July 1, 2005 or December 31, 2005.  However, you may not increase your level of participation during the current offering period and this will be the last ESPP offering period.

12.       What happens to Reebok’s union contracts in Canada?

All union contracts will be honored.

13.       Reebok is headquartered in Canton, Massachusetts and adidas has operations in Portland, Oregon.  What happens to those facilities?

adidas will maintain its corporate headquarters in Herzogenaurach and its North American adidas headquarters in Portland, Oregon.  Reebok will continue to operate under its name and will retain its headquarters in Canton, Massachusetts.

14.       Will Mr. Fireman continue in his role?

Mr. Fireman will remain as Chief Executive Officer of Reebok International Ltd. and will continue to lead the Reebok team.

15.       How will this transaction affect our relationship with our customers?

We believe that our broader portfolio of brands, which will include adidas, Reebok, TaylorMade, Rockport, Greg Norman Collection, MAXFLI, CCM, Jofa and Koho, will help us strengthen relationships with existing customers and develop new relationships.  We will be working closely with our customers to help ensure that they understand the real benefits of this transaction.

16.       How will this transaction affect our relationship with our suppliers?

All contracts will be honored, day-to-day contacts will remain the same and there will be no change in how we conduct business.

17.       Do you think together you can beat Nike?

We certainly plan to give them a run for their money.

We look forward to competing with them head to head in the marketplace.

18.       How do you expect Nike to respond to the transaction?

Competitive – as always.

We look forward to continued robust competition with Nike.